CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We  have  issued  our  report  dated  January  16,  1998  accompanying  the
consolidated  financial  statements  of  National  Penn  Bancshares,   Inc.  and
Subsidiaries appearing in the 1997 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-65841) and Joint Proxy Statement Prospectus. We consent to the incorporation by reference in the Registration Statement and Joint Proxy Statement/Prospectus of the aforementioned report and to the use of our name as it appears under the caption "Experts."


/s/ Grant Thornton LLP
Grant Thornton LLP
Philadelphia, Pennsylvania
October 30, 1998